                           SCHEDULE 14A INFORMATION

               PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                        SECURITIES EXCHANGE ACT OF 1934
                              (AMENDMENT NO. __)

Filed by the Registrant                     /x/

Filed by a Party other than the Registrant  / /

Check the appropriate box:
/ / Preliminary Proxy Statement
/ / Confidential, for Use of the Commission Only (as permitted by Rule
    14a-6(e)(2))
/x/ Definitive Proxy Statement
/ / Definitive Additional Materials
/ / Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                     The Equitable Companies Incorporated
   ------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


   ------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/x/ No fee required

/ / Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11

    (1) Title of each class of securities to which transaction applies:

    (2) Aggregate number of securities to which transaction applies:

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

    (4) Proposed maximum aggregate value of transaction:

    (5) Total fee paid:

/ / Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

    (2) Form, Schedule or Registration Statement No.:

    (3) Filing Party:

    (4) Date Filed:

[LOGO OF THE EQUITABLE COMPANIES INCORPORATED]

March 25, 1999

Dear Shareholders:

It is a pleasure to invite you to attend our 1999 Annual Meeting of Shareholders. The meeting will be held in the Auditorium at The Equitable Tower, 787 Seventh Avenue (between 51st and 52nd Streets), New York City, on Wednesday, May 19, 1999, at 9:00 a.m., local time. The formal notice of the meeting, the proxy statement, and your proxy card are enclosed in this mailing.

Whether or not you plan to attend the Annual Meeting in person, we ask that you execute and return your proxy promptly, using the postage-paid envelope we have provided for your convenience. You may submit your proxy by telephone or the Internet if you wish.

Thank you for your continued support.

Sincerely,

     /s/ Edward D. Miller               /s/ Henri de Castries

     Edward D. Miller                   Henri de Castries
     President and                      Chairman of the Board
     Chief Executive Officer

                      THE EQUITABLE COMPANIES INCORPORATED

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                                                 1290 Avenue of the Americas
                                                 New York, New York 10104
                                                 March 25, 1999

To The Shareholders:

     The Annual Meeting of Shareholders of The Equitable Companies Incorporated will be held in the Auditorium at The Equitable Tower, 787 Seventh Avenue (between 51st and 52nd Streets), New York City, on Wednesday, May 19, 1999, at 9:00 a.m., local time, to consider and act upon:

     1. Election of 19 directors for a term of one year, or until their successors are elected and qualified;

     2. Ratification of the appointment of PricewaterhouseCoopers LLP as independent accountants;

     3. Approval of an amendment to the Company's Restated Certificate of Incorporation to change the Company's name to "AXA Financial, Inc.";

     4. Approval of an amendment to the Company's 1997 Stock Incentive Plan to increase by 15,000,000 the number of shares available for grant; and

     5. Such other business as may properly come before the meeting or any adjournment thereof.

     Shareholders of record as of the close of business on March 22, 1999 are entitled to notice of, and to vote at, the Annual Meeting and any adjournment thereof. SHAREHOLDERS ARE REMINDED THAT SHARES CANNOT BE VOTED UNLESS THE SIGNED PROXY CARD IS RETURNED, THE PROXY IS SUBMITTED BY TELEPHONE OR THE INTERNET, THE SHARES ARE VOTED IN PERSON, OR OTHER ARRANGEMENTS ARE MADE TO HAVE THE SHARES REPRESENTED AT THE MEETING.

                                       By Order of the Board of Directors

                                       /s/ Pauline Sherman

                                       Pauline Sherman
                                       Senior Vice President and Secretary

                            ------------------------
                                PROXY STATEMENT
                         ANNUAL MEETING OF SHAREHOLDERS
                                  MAY 19, 1999
                            ------------------------

                                  INTRODUCTION

SOLICITATION OF PROXIES

     This proxy statement is furnished in connection with the solicitation by the Board of Directors of The Equitable Companies Incorporated (the "Company") of proxies to be used at the Annual Meeting of Shareholders of the Company on Wednesday, May 19, 1999 at 9:00 a.m. in the Auditorium at The Equitable Tower, 787 Seventh Avenue, New York City, and at any adjournment thereof. The Company's Annual Report for 1998 and this proxy material are being sent to shareholders beginning on or about April 1, 1999.

     Shares represented by valid proxies will be voted at the Annual Meeting or any adjournment thereof in accordance with each shareholder's directions. Please vote by marking the appropriate boxes, signing, dating and returning the enclosed proxy card. If the card is signed and returned without direction, the shares will be voted as recommended by the Board. Alternatively, a proxy may be submitted by telephone or the Internet. Please follow the instructions on the enclosed proxy card if you wish to submit your proxy in this manner. A proxy may be revoked by a shareholder at any time before its use by giving written notice of revocation to the Secretary of the Company, by submitting a subsequent proxy or by voting in person at the meeting.

     Any full shares held for you under the Company's Dividend Reinvestment and Stock Purchase Plan, the Equitable Direct Purchase Plan, the Equitable Stock Fund under the Equitable Investment Plan, or the Equitable Stock Purchase Plan for Employees and Agents have been included in the shares shown on the enclosed proxy card.

OUTSTANDING STOCK AND VOTING RIGHTS

     The Company's Board of Directors has fixed the close of business on March 22, 1999 as the record date for determining shareholders of record entitled to notice of, and to vote at, the Annual Meeting. On the record date, the Company had outstanding 223,795,672 shares of Common Stock. Each shareholder is entitled to one vote for each share of Common Stock registered in that person's name on the books of the Company on the record date on all business to come before the meeting. Participants in the Company's Dividend Reinvestment and Stock Purchase Plan, in the Equitable Stock Fund under the Equitable Investment Plan, in the Equitable Direct Purchase Plan, and in the Equitable Stock Purchase Plan for Employees and Agents are entitled to vote shares held for their accounts on such record date by the administrator or trustee of such Plans. The presence of a majority of the Company's outstanding shares in person or by proxy will constitute a quorum for the transaction of business at the Annual Meeting. Provided a quorum is present, directors will be elected by a plurality of the votes validly cast in the election and the vote of a majority of the shares of Common Stock represented in person or by proxy will be sufficient for the transaction of any other business properly brought before the Annual Meeting other than the amendment of the Company's Restated Certificate of Incorporation, which requires approval by the vote of a majority of the Company's outstanding shares of

Common Stock. Abstentions from voting, including broker non-votes, with respect to shares present at the Annual Meeting in person or by proxy will have no effect in determining whether a quorum is present or on the election of directors, but will have the effect of votes against any business other than the election of directors.

VOTING BY THE COMPANY'S PRINCIPAL SHAREHOLDER

     AXA is the largest shareholder of the Company, beneficially owning at March 1, 1999 approximately 58% of the outstanding shares of Common Stock, par value $0.01 per share, of the Company (the "Common Stock"). For insurance regulatory purposes, all shares of Common Stock beneficially owned by AXA have been deposited into a voting trust (the "Voting Trust"). AXA remains the beneficial owner of all capital stock deposited in the Voting Trust, but during the term of the Voting Trust the trustees thereunder (the "Voting Trustees") exercise all voting rights with respect to such capital stock. See "Security Ownership of Certain Beneficial Owners and Management."

     The Company understands that the Voting Trustees intend to vote all shares of Common Stock beneficially owned by AXA at the Annual Meeting or any adjournment thereof in favor of the proposals set forth in this Proxy Statement. AXA beneficially owns, without acquiring any additional shares of Common Stock, shares of Common Stock in an amount sufficient to permit the Voting Trustees to control the outcome of the shareholder vote on the proposals set forth in this Proxy Statement.

     AXA, a French company, is the holding company for an international group of insurance and related financial services companies. AXA's insurance operations include activities in life insurance, property and casualty insurance and reinsurance. The insurance operations are diverse geographically with activities principally in Western Europe, North America, and the Asia/Pacific area and, to a lesser extent, in Africa and South America. AXA is also engaged in asset management, investment banking, securities trading, brokerage, real estate and other financial services activities principally in the United States, as well as in Western Europe and the Asia/Pacific area.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information regarding the beneficial ownership of Common Stock as of March 1, 1999 by (i) each person known to own beneficially more than 5% of the outstanding shares of Common Stock, (ii) each director and named executive officer of the Company and (iii) all directors and executive officers of the Company, as a group. Except as noted below, each holder listed below has sole investment and voting power with respect to the shares beneficially held by such holder.

                                       AMOUNT AND NATURE OF
NAME AND ADDRESS OF BENEFICIAL OWNER   BENEFICIAL OWNERSHIP    PERCENT OF CLASS
------------------------------------   --------------------    ----------------
AXA (1).............................         130,545,121             58.4%
Claude Bebear (2)(14)...............              16,667               *
John S. Chalsty (3).................             116,000               *
Francoise Colloc'h (2)(15)..........               8,333               *
Henri de Castries (2)(16)...........              13,333               *
Joseph L. Dionne (17)...............               1,589               *
Jean-Rene Fourtou (2)(4)(17)........               1,695               *
Jacques Friedmann (2)...............                   0               *
Jerome S. Golden (5)................              72,971               *
Donald J. Greene (6)(17)............               1,783               *
Anthony J. Hamilton (2)(17).........               5,545               *
John T. Hartley (7).................               1,567               *
John H.F. Haskell, Jr. (17).........               1,545               *
Michael Hegarty (8).................              48,228               *
Nina Henderson (17).................                 545               *
W. Edwin Jarmain (9)(17)............              10,545               *
Edward D. Miller (10)...............             142,745               *
Didier Pineau-Valencienne (2)(17)...                 545               *
George J. Sella, Jr. (17)...........                 545               *
Jose S. Suquet (11).................             144,200               *
Peter J. Tobin......................                   0               *
Stanley B. Tulin (12)...............              87,437               *
Dave H. Williams (13)...............             100,000               *
All directors and executive officers
  as a group (24 persons)...........             942,468               *

------------------
  * Number of shares listed represents less than one percent (1%) of the number of shares of Common Stock outstanding.

 (1) Includes 14,000,000 shares of Common Stock beneficially owned by Lor Finance, S.A. ("Lor Finance"), a subsidiary of AXA, in connection with a stock compensation plan for key employees of AXA and its affiliates, and 23,297,399 shares of Common Stock beneficially owned by various other subsidiaries of AXA. For insurance regulatory purposes, the shares of capital stock of the Company beneficially owned by AXA and its subsidiaries have been deposited in the Voting Trust, which has an initial term of ten years, commencing May 12, 1992. The Voting Trustees are Claude Bebear, Patrice Garnier and Henri de Clermont-Tonnerre, each of whom serves either on the Executive Board (in the case of Mr. Bebear) or Supervisory Board (in the case of Messrs. Garnier and de

                                              (Footnotes continued on next page)

(Footnotes continued from previous page)

     Clermont-Tonnerre) of AXA. The Voting Trustees have agreed to exercise their voting rights to protect the legitimate economic interests of AXA, but with a view to ensuring that certain of its minority shareholders do not exercise control over the Company or certain of its insurance subsidiaries. Exhibit A hereto contains additional information, including addresses, as to AXA and certain direct and indirect shareholders of AXA, who may be deemed to own beneficially all shares of the Company's stock beneficially owned by AXA and to have shared power to vote or to dispose of the shares beneficially owned by AXA.

 (2) Excludes shares beneficially owned by AXA. Messrs. Bebear, Fourtou, Friedmann, Hamilton, and Pineau-Valencienne are members of the Executive Board (in the case of Mr. Bebear) or Supervisory Board (in the case of the others) of AXA and, additionally, Messrs. Bebear and de Castries and Ms. Colloc'h are executive officers of AXA. Also excludes certain options exercisable presently or within 60 days for shares of Lor Finance held by Messrs. Bebear and de Castries and Ms. Colloc'h (see Note (1)). The sole assets of Lor Finance are voting trust certificates representing 14,000,000 shares of the Company's Common Stock. Each share of Lor Finance is intended to be the economic equivalent of a share of the Company's Common Stock, although holders of Lor Finance shares are not technically beneficial owners of the Company's Common Stock.

 (3) Includes 100,000 shares subject to options held by Mr. Chalsty, which options Mr. Chalsty has the right to exercise presently or within 60 days.

 (4) Mr. Fourtou owns 1,150 of these shares jointly with his spouse, Janelly Fourtou.

 (5) Includes 52,914 shares subject to options held by Mr. Golden, which options Mr. Golden has the right to exercise presently or within 60 days, and 9,170 shares owned by Linda Golden, Mr. Golden's spouse.

 (6) Includes 103 shares owned by Mary Greene, Mr. Greene's spouse. Mr. Greene disclaims beneficial ownership of the shares owned by his spouse.

 (7) Includes 1,019 shares for which Mr. Hartley acts as Trustee for the John T. Hartley Trust and 548 shares received as of March 1, 1999 under the Company's Stock Plan for Directors (see "Compensation of Directors").

 (8) Includes 48,039 shares subject to options held by Mr. Hegarty, which options Mr. Hegarty has the right to exercise presently or within 60 days.

 (9) Includes 10,000 shares owned by Jarmain Group, Inc. Mr. Jarmain controls Jarmain Group, Inc.

(10) Represents 142,745 shares subject to options held by Mr. Miller, which options Mr. Miller has the right to exercise presently or within 60 days.

(11) Includes 117,630 shares subject to options held by Mr. Suquet, which options Mr. Suquet has the right to exercise presently or within 60 days.

(12) Includes 82,819 shares subject to options held by Mr. Tulin, which options Mr. Tulin has the right to exercise presently or within 60 days, and 4,000 shares owned jointly by Mr. Tulin and his spouse, Riki P. Tulin.

(13) Represents 100,000 shares subject to options held by Mr. Williams, which options Mr. Williams has the right to exercise presently or within 60 days.

(14) Represents 16,667 shares subject to options held by Mr. Bebear, which options Mr. Bebear has the right to exercise presently or within 60 days.

(15) Represents 8,333 shares subject to options held by Ms. Colloc'h, which options Ms. Colloc'h has the right to exercise presently or within 60 days.

(16) Represents 13,333 shares subject to options held by Mr. de Castries, which options Mr. de Castries has the right to exercise presently or within 60 days.

(17) Includes 545 shares issuable on a deferred basis as of March 1, 1999 under the Company's Stock Plan for Directors (see "Compensation of Directors").

     The following tables set forth certain information regarding the beneficial ownership of common stock of AXA, Finaxa, a shareholder of AXA described in Exhibit A, and Donaldson, Lufkin & Jenrette, Inc. ("DLJ") and of limited partnership interests (the "Alliance Units") in Alliance Capital Management L.P. ("Alliance") as of March 1, 1999 by (i) each director and named executive officer of the Company who beneficially owns any shares of AXA's, Finaxa's or DLJ's common stock or Alliance Units and (ii) all directors and executive officers as a group. Except as otherwise listed below, no director or executive officer of the Company beneficially owns any shares of common stock of AXA or Finaxa or any equity interest in any subsidiary of the Company or The Equitable Life Assurance Society of the United States ("Equitable Life") other than directors' qualifying shares.

                           AXA COMMON STOCK
                                                 NUMBER       PERCENT
NAME                                            OF SHARES     OF CLASS
---------------------------------------------   ---------     --------
Claude Bebear (1)............................     592,234        *
John S. Chalsty (2)..........................       6,250        *
Francoise Colloc'h (3).......................      84,645        *
Henri de Castries (4)........................      70,188        *
Jean-Rene Fourtou............................       1,623        *
Jacques Friedmann (5)........................      75,125        *
Jerome S. Golden (6).........................       1,250        *
Anthony J. Hamilton..........................       1,000        *
John H.F. Haskell, Jr........................         500        *
Didier Pineau-Valencienne....................         664        *
Jose S. Suquet (7)...........................       1,750        *
Stanley B. Tulin (8).........................       3,500        *
Dave H. Williams (9).........................       5,000        *
All directors and executive officers as a
  group (24 persons).........................     846,479        *

------------
 * Represents less than one percent (1%) of the outstanding common stock of AXA. Holdings of AXA American Depositary Shares are expressed as their equivalent in AXA common stock.

(1) Includes 23 shares owned by Mr. Bebear's spouse, Catherine Bebear, and 272,599 shares subject to options held by Mr. Bebear, which options Mr. Bebear has the right to exercise presently or within 60 days.

(2) Includes 5,000 shares subject to options held by Mr. Chalsty, which options Mr. Chalsty has the right to exercise presently or within 60 days.

(3) Includes 84,525 shares subject to options held by Ms. Colloc'h, which options Ms. Colloc'h has the right to exercise presently or within 60 days.

(4) Includes 69,188 shares subject to options held by Mr. de Castries, which options Mr. de Castries has the right to exercise presently or within 60 days.

(5) Includes 1,399 shares owned jointly by Mr. Friedmann and his spouse, 554 shares owned solely by Mr. Friedmann's spouse, and 72,000 shares subject to options held by Mr. Friedmann, which options Mr. Friedmann has the right to exercise presently or within 60 days.

(6) Represents 1,250 shares subject to options held by Mr. Golden, which options Mr. Golden has the right to exercise presently or within 60 days.

(7) Includes 1,250 shares subject to options held by Mr. Suquet, which options Mr. Suquet has the right to exercise presently or within 60 days.

(8) Includes 2,500 shares subject to options held by Mr. Tulin, which options Mr. Tulin has the right to exercise presently or within 60 days.

(9) Represents 5,000 shares subject to options held by Mr. Williams, which options Mr. Williams has the right to exercise presently or within 60 days.

                             FINAXA COMMON STOCK
                                                        NUMBER        PERCENT
NAME                                                  OF SHARES       OF CLASS
--------------------------------------------------   ------------     --------
Claude Bebear (1).................................        595,241        *
Francoise Colloc'h (2)............................         97,824        *
Henri de Castries (3).............................        115,000        *
All directors and executive officers as a group
  (24 persons)....................................        808,065       1.3%

------------
 * Represents less than one percent (1%) of the outstanding common stock of Finaxa.

(1) Includes 434,445 shares owned by Clauvalor, a French company controlled by Mr. Bebear, and 75,000 shares subject to options held by Mr. Bebear, which options Mr. Bebear has the right to exercise presently or within 60 days.

(2) Includes 77,249 shares subject to options held by Ms. Colloc'h, which options Ms. Colloc'h has the right to exercise presently or within 60 days.

(3) Represents 115,000 shares subject to options held by Mr. de Castries, which options Mr. de Castries has the right to exercise presently or within 60 days.

                                 ALLIANCE UNITS

                                                      NUMBER       PERCENT
NAME                                                 OF UNITS      OF CLASS
--------------------------------------------------   ---------     --------
John S. Chalsty...................................      18,000        *
John T. Hartley (1)...............................       1,460        *
George J. Sella, Jr...............................      10,000        *
Dave H. Williams (2)..............................   1,868,912       1.1%
All directors and executive officers as a group
  (24 persons)....................................   1,900,372       1.1%

------------
 *  Represents less than one percent (1%) of the outstanding Alliance Units.

(1) Represents 1,460 Alliance Units owned by Martha Hartley, Mr. Hartley's spouse. Mr. Hartley disclaims beneficial ownership of the Alliance Units owned by his spouse.

(2) Includes 160,000 Alliance Units owned by Reba W. Williams, Mr. Williams' spouse.

                                DLJ COMMON STOCK

                                                      NUMBER       PERCENT
NAME                                                 OF SHARES     OF CLASS
--------------------------------------------------   ---------     --------
Claude Bebear.....................................       2,000        *
John S. Chalsty (1)...............................   1,931,263       1.5%
Francoise Colloc'h................................       2,000        *
Henri de Castries.................................       2,000        *
John T. Hartley (2)...............................       2,048        *
W. Edwin Jarmain (3)..............................      20,048        *
George J. Sella, Jr...............................       1,046        *
Jose S. Suquet....................................         400        *
Stanley B. Tulin (4)..............................       1,000        *
All directors and executive officers as a group
  (24 persons)....................................   1,962,805       1.6%

------------
 * Represents less than one percent (1%) of the outstanding shares of DLJ common stock.

(1) Includes 2,500 shares of DLJ common stock owned by Jennifer Chalsty, Mr. Chalsty's spouse; 650,649 vested restricted stock units; and 1,272,714 shares subject to options held by Mr. Chalsty, which options Mr. Chalsty has the right to exercise presently or within 60 days.

(2) Represents 2,048 shares for which Mr. Hartley acts as Trustee for the John
    T. Hartley Trust.

(3) Includes 8,000 shares owned by Jarmain Group, Inc. (which is controlled by Mr. Jarmain), and 10,000 shares subject to options held by Mr. Jarmain, which options Mr. Jarmain has the right to exercise presently or within 60 days.

(4) Represents 1,000 shares owned jointly by Mr. Tulin and his spouse, Riki P. Tulin.

                       PROPOSAL 1.  ELECTION OF DIRECTORS

NOMINEES FOR ELECTION

     The Board of Directors consists of one class of directors who hold office until the Annual Meeting of Shareholders next following their election and until their successors shall have been elected and qualified.

     Pursuant to the By-Laws of the Company, the Board has set 19 as the number of directors to be elected at the Annual Meeting for terms ending in May 2000 or until their respective successors shall have been elected and qualified. All of the nominees are at the present time directors of the Company, whose current terms will expire at the 1999 Annual Meeting. If any nominee should become unable to serve, the persons named as proxies on the proxy card will vote for the person or persons the Board recommends, if any. The Board knows of no reason why any nominee will be unavailable or unable to serve.

     Set forth below is information about each nominee, including business positions held during at least the past five years, age, other directorships held and periods of service as a director of the Company and Equitable Life.

     THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE NOMINEES NAMED BELOW.

CLAUDE BEBEAR, 63                                        Director since May 1992

     Formerly Chairman of the Board of the Company (until April 1998), Mr. Bebear has been Chairman of the Executive Board (chief executive officer) of AXA since January 1997. Prior thereto, he was Chairman and Chief Executive Officer of AXA from 1989 to January 1997 and Chief Executive Officer of the AXA Group from 1974 to 1989. Mr. Bebear serves as Chairman or Director of numerous subsidiaries and affiliated companies of the AXA Group. He is also a Director of Schneider S.A. and serves as a Member of the Supervisory Boards of Paribas and Societe Generale. Mr. Bebear was a Director of Equitable Life from July 1991 to April 1998.

JOHN S. CHALSTY, 65                                 Director since February 1996

     Chairman of DLJ (since February 1996) and a Senior Executive Vice President of AXA (since January 1997). He was Chief Executive Officer of DLJ from 1986 to February 1998, and President of DLJ from 1986 to February 1996. Director of DLJ since 1971 and Director of IBP, Inc., Sappi Limited (South African-based pulp, paper, and timber mills), and Occidental Petroleum Corporation. From 1990 to 1994 Mr. Chalsty served as Vice Chairman of the New York Stock Exchange, Inc.

FRANCOISE COLLOC'H, 55                              Director since December 1996

     Senior Executive Vice President in charge of Group Human Resources and Communications of AXA. Prior thereto, she was Executive Vice President (1993), Senior Vice President-Management and Communication (1992), and Vice President (1984-1992) of AXA. She is also a Director or officer of various subsidiaries and affiliates of the AXA Group. Director of Equitable Life since July 1992.

HENRI DE CASTRIES, 44                                    Director since May 1994

     Chairman of the Board of the Company since April 1998; Vice Chairman from February 1996 to April 1998. Senior Executive Vice President Financial Services and Life Insurance Activities of AXA in the United States, Germany, the United Kingdom and Benelux since 1996. Prior thereto, he was Executive Vice President Financial Services and Life Insurance Activities of AXA from 1993 to 1996, General Secretary of AXA from 1991 to 1993 and Central Director of Finances of AXA from 1989 to 1991. He is also a Director or officer of various subsidiaries and affiliates of the AXA Group. He is also a Director of DLJ and Alliance Capital Management Corporation, the general partner of Alliance. Director of Equitable Life since September 1993.

JOSEPH L. DIONNE, 65                                     Director since May 1992

     Chairman (since April 1988) and former Chief Executive Officer (April 1983 to April 1998) of The McGraw-Hill Companies (multimedia publishing and informational services). Director of Harris Corporation and Ryder System, Inc. Director of Equitable Life since May 1982.

JEAN-RENE FOURTOU, 59                                   Director since July 1992

     Chairman and Chief Executive Officer of Rhone-Poulenc, S.A. (industrial conglomerate principally engaged in the manufacture of pharmaceuticals and specialty chemicals) since 1986. Member of the Supervisory Board of AXA. Director of Schneider S.A., Societe Generale, and Groupe Pernod-Ricard. Member of the European Advisory Board of Bankers Trust Company and Consulting Council of Banque de France. Director of Equitable Life since July 1992.

JACQUES FRIEDMANN, 66                                   Director since July 1997

     Chairman of the Supervisory Board of AXA since January 1997. Vice Chairman of the Board of Directors of Royale Belge (insurance), and Director of AXA Colonia Konzern, Banque Nationale de Paris, Elf Aquitaine, Vivendi and Alcatel.

DONALD J. GREENE, 65                                     Director since May 1992

     Partner, LeBoeuf, Lamb, Greene & MacRae, L.L.P. (law firm) since 1965. Director of Equitable Life since July 1991.

ANTHONY J. HAMILTON, 57                             Director since December 1995

     Group Chairman and Chief Executive (since February 1994) of Fox-Pitt, Kelton Group Ltd., the London and New York based investment banking firm, which Mr. Hamilton joined in 1978. Non-executive Chairman, Byas, Mosley Group Ltd. Director of various Fox-Pitt, Kelton and Byas, Mosley Group companies. Member of the Supervisory Board of AXA and Director of Sun Life & Provincial Holdings plc. Director of Equitable Life from December 1995 to June 1996.

JOHN T. HARTLEY, 69                                      Director since May 1992

     Retired as Chairman and Chief Executive Officer of Harris Corporation (industrial conglomerate principally engaged in the manufacture of electronic, telephone and copying systems and related equipment) in July 1995; prior thereto, he held the positions of Chairman of Harris Corporation from 1987, Chief Executive Officer from 1986 and President from October 1987 to April 1993. Director of Harris Corporation and The McGraw-Hill Companies. Director of Equitable Life since August 1987.

JOHN H.F. HASKELL, JR., 67                              Director since July 1992

     Managing Director of Warburg Dillon Read LLC (formerly SBC Warburg Dillon Read, Inc.) (investment banking firm) since 1975 and member of its Board of Directors. Director of Dillon, Read Limited and Pall Corporation, and Chairman of the Supervisory Board of Dillon Read (France) Gestion (until 1998). Director of Equitable Life since July 1992.

MICHAEL HEGARTY, 54                                 Director since February 1998

     Vice Chairman of the Company since April 1998 and Chief Operating Officer since February 1998; Senior Executive Vice President of the Company from January 1998 to April 1998. He has also been a Director and President of Equitable Life since January 1998 and Chief Operating Officer since February 1998. From 1996 to 1997 he was Vice Chairman of Chase Manhattan Corporation. Prior thereto, he was Vice Chairman (1995-1996) and Senior Executive Vice President (1991-1995) of Chemical Bank, which merged with Chase in 1996. He is also a director of DLJ and Alliance Capital Management Corporation, the general partner of Alliance.

NINA HENDERSON, 48                                  Director since December 1996

     President of Bestfoods Grocery and Vice President of Bestfoods (formerly CPC International, Inc.), both food manufacturing companies, since 1993. Prior thereto, she was President of CPC Specialty Markets Group. Director of Hunt Corporation (formerly Hunt Manufacturing Company), a manufacturer of office products. Director of Equitable Life since December 1996.

W. EDWIN JARMAIN, 60                                    Director since July 1992

     President of Jarmain Group Inc. (private investment holding company) since 1979; also an officer or director of several affiliated companies. Director of Equitable Life (since July 1992), DLJ (since October 1992), AXA Insurance (Canada), Anglo Canada General Insurance Company, AXA Pacific Insurance Company and National Mutual Holdings Limited. He served as non-executive Chairman and Director of FCA International Ltd. (financial collection services) from January 1994 until May 1998. Director of Equitable Life since July 1992.

EDWARD D. MILLER, 58                                  Director since August 1997

     President and Chief Executive Officer of the Company since August 1997. He was President of Equitable Life from August 1997 to January 1998 and has been Chairman of Equitable Life since January 1998 and Chief Executive Officer and a Director of Equitable Life since August 1997. He is also a Senior Executive Vice President of AXA. From 1996 to 1997, he was Senior Vice Chairman of Chase Manhattan Corporation. Prior thereto, he was President of Chemical Bank (which merged with Chase in 1996) from 1994 to 1996 and Vice Chairman from 1991 to 1994. He is also a Director of DLJ; Alliance Capital Management Corporation, the general partner of Alliance; AXA Canada; and KeySpan Energy Corporation, formed as a result of the merger of Long Island Lighting Company and Brooklyn Union Gas Co.

DIDIER PINEAU-VALENCIENNE, 68                       Director since February 1996

     Vice Chairman (since March 1999) of Credit Suisse First Boston (investment banking firm). From 1981 to February 1999, he was Chairman and Chief Executive Officer of Schneider S.A. (industrial conglomerate principally engaged in the electrical equipment business), of which he became Honorary Chairman in February 1999, and of Square D and Chairman or a Director of numerous subsidiaries and affiliated companies of Schneider. Director of the Company and Equitable Life from July 1992 to February 1995. Member of the Supervisory Board of AXA and Lagardere (French publishing company). Director of CGIP, Rhone-Poulenc, S.A., and Sema Group PLC; member of the European Advisory Board of Bankers Trust Company and of the Advisory Boards of Banque de France and Booz-Allen & Hamilton. Director of Equitable Life since February 1996.

GEORGE J. SELLA, JR., 70                                 Director since May 1992

     Retired as Chairman and Chief Executive Officer of American Cyanamid Company (industrial conglomerate principally engaged in the manufacture of pharmaceutical products and agricultural herbicides and pesticides) in April 1993; prior thereto, he held the positions of Chairman from 1984, Chief Executive Officer from 1983 and President from 1979 to 1991. Director of Union Camp Corporation, Coulter Pharmaceutical, and Bush, Boake, Allen Inc. Director of Equitable Life since May 1987.

PETER J. TOBIN, 55                                     Director since March 1999

     Dean of the College of Business Administration of St. John's University since August 1998. He was Chief Financial Officer at Chase Manhattan Corporation from 1996 to 1997. Prior thereto, he was Chief Financial Officer of Chemical Bank (which merged with Chase in 1996) from 1991 to 1996. Director of The CIT Group, Inc. and H.W. Wilson Company. Director of Equitable Life since March 1999.

DAVE H. WILLIAMS, 66                                     Director since May 1992

     Chairman (since 1977) and former Chief Executive Officer (1977 to January
1999) of Alliance Capital Management Corporation, the general partner of Alliance; Chairman or Director of numerous subsidiaries and affiliated companies of Alliance Capital Management Corporation and of mutual funds managed by Alliance. Senior Executive Vice President of AXA (since January 1997). Director of Equitable Life since March 1991.

                         BOARD MEETINGS AND COMMITTEES

     The Company's Board of Directors held seven meetings during 1998. Each Director attended at least 75% of the aggregate meetings of the Board of Directors and committees to which he or she was assigned during the year except for Mr. Friedmann, who missed 2 of the 7 meetings that he was eligible to attend.

     The Board of Directors has the following four standing committees.

     Executive Committee. The function of the Executive Committee is to exercise the authority of the Board of Directors in the management of the Company between meetings of the Board with certain exceptions as set forth in the Company's By-Laws. The members of the Committee are: Henri de Castries (Chairman), Claude Bebear, Joseph L. Dionne, Donald J. Greene, and Edward D. Miller. The Committee met once in 1998.

     Audit Committee. The Audit Committee is authorized to review and approve the scope and results of the Company's outside audit, and the fees therefor, and to make recommendations to the Board of Directors and management of the Company concerning auditing and accounting matters and the selection of independent accountants. Its membership is restricted to Directors who are not employees of the Company or its affiliates. The members of the Committee are: George J. Sella, Jr. (Chairman), Donald J. Greene, John T. Hartley, Nina Henderson, and W. Edwin Jarmain. William T. Esrey was a member of the Committee through February 1999. The Committee met three times in 1998.

     Organization and Compensation Committee. The function of the Organization and Compensation Committee is to make recommendations to the Board with respect to nominations of Directors and to review, report and make recommendations to the Board with respect to officer compensation. The members of the Committee are: Joseph L. Dionne (Chairman), Jean-Rene Fourtou, John T. Hartley, W. Edwin Jarmain, and Peter J. Tobin. William T. Esrey was a member of the Committee through February 1999. The Committee met eight times in 1998.

     Stock Option Committee. The function of the Stock Option Committee is to administer the Company's 1997 Stock Incentive Plan. The members of the Committee are: Joseph L. Dionne (Chairman), Jean-Rene Fourtou, John T. Hartley, and
Peter J. Tobin. William T. Esrey was a member of the Committee through February 1999. The Committee met seven times in 1998.

                           COMPENSATION OF DIRECTORS

     All directors of the Company are also directors of Equitable Life with the exception of Messrs. Bebear, Chalsty, Friedmann, and Hamilton. In consideration for serving on the Board of Directors of Equitable Life or the Board of Directors of the Company, each director who is not an employee of the Company or any affiliate of the Company (including AXA) ("non-employee director") receives an annual cash retainer fee of $30,000, payable quarterly. Non-employee directors who receive a cash retainer for service on the Board of Directors of Equitable Life do not receive an additional cash retainer for service on the Board of Directors of the Company. Mr. Hamilton receives his cash retainer (and meeting fees) for his service as a director of the Company from the Company.

     In addition, each non-employee director receives a meeting fee of $1,200 from the Company and Equitable Life, as appropriate, for each meeting of the Company's Board or Equitable Life's Board (and any committee of such boards) attended. Each such director who serves as chairperson of a standing committee of the Company's Board or Equitable Life's Board also receives an annual chair retainer fee of $5,000. For each joint meeting of the Company's and Equitable Life's Boards (or committees), non-employee directors receive only one meeting fee and one annual chair retainer. The non-employee directors may defer all or part of their cash compensation as directors until retirement from the Board or, at the election of each director, age 72.

     Under the Stock Plan for Directors, effective January 1, 1998, each non-employee director of Equitable Life or of the Company also receives a quarterly award of $7,500 payable in common stock of the Company in addition to the cash retainer and per meeting fees described above. Only one quarterly award is payable to any such director who serves on both the Company's and Equitable Life's Boards. The non-employee directors may defer all or part of their awards under the Stock Plan for Directors until retirement from the Board or, at the election of each director, age 72.

     Effective December 31, 1997, Equitable Life terminated the Retired Directors Consulting Program (the "Program"). This Program, as in effect on December 31, 1997, allowed for the provision of advisory and consulting services to Equitable Life by directors who retired at age 72 after at least 10 years of Equitable Life Board service and who had not been employees of Equitable Life or any affiliate of Equitable Life (including AXA). Under the Program, each eligible director who offered such advisory and consulting services was compensated annually in an amount equal to the annual cash retainer payable to directors of Equitable Life at the time that director retired from the Equitable Life Board. In connection with the termination of the Program, a transition rule was adopted pursuant to which directors serving on Equitable Life's Board as of December 31, 1997, who otherwise would have been eligible for the Program, but for its termination, will remain eligible to participate in the Program at a reduced rate of compensation, the formula for which takes into account an eligible director's years of Equitable Life Board service as of December 31, 1997 and that director's total years of Equitable Life Board service upon retirement from the Board.

     Mr. Bebear, former Chairman of the Company's Board of Directors, and
Mr. de Castries, Chairman of the Company's Board of Directors, received $150,000 and $125,000, respectively, from the Company for services provided in addition to their services as directors of the Company during 1998, and are expected to receive the same amounts during 1999. During 1998, Messrs. Bebear and de Castries were eligible to participate in both the Company's Short-Term and Long-Term Incentive Compensation Plans, but did not receive any compensation under these plans for 1998. Mr. de Castries is eligible to participate in the Company's Short-Term Incentive Compensation Plan for 1999. Ms. Colloc'h received $50,000 from the Company in 1998 for services provided in addition to her services as a director of the Company and is expected to receive the same amount during 1999. Messrs. Bebear and de Castries and Ms. Colloc'h received grants of 40,000, 50,000, and 25,000 options, respectively, in February 1999 pursuant to the Company's 1997 Stock Incentive Plan.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers, and persons who own more than 10% of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission and the New York Stock Exchange. Directors, executive officers and greater than 10% shareholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. Based on a review of such forms and written representations as to the need to file Form 5, the Company believes that all Section 16(a) filing requirements applicable to its directors, executive officers and greater than 10% beneficial owners were complied with for the year ended December 31, 1998.

                             EXECUTIVE COMPENSATION

REPORT OF THE COMPENSATION COMMITTEES

     Policies governing compensation of the Company's executive officers are administered by the Organization and Compensation Committees (collectively, the "Committees") of the Company and of Equitable Life. The Committees' major responsibilities are to ensure that compensation programs for the Company's executive officers are effective in attracting and motivating key officers, are consistent with the Company's business objectives, relate pay to performance, and are administered in a fair and equitable fashion. All members of the Company's Organization and Compensation Committee are also members of Equitable Life's Organization and Compensation Committee, and no member of the Committees is a current or former officer or employee of the Company, Equitable Life or their affiliates.

     Compensation Philosophy and Strategy. The Company and its subsidiaries constitute a diversified financial services organization which provides a broad spectrum of insurance, asset management and investment banking services. The compensation program for the Company's executive officers is designed to attract and motivate key individuals by providing compensation based on the Company's profitability and total returns to shareholders and on an assessment of each executive officer's contribution to the success of the Company. The Committees believe that the Company competes most directly for executive talent with other large diversified financial services organizations and, accordingly, in determining total compensation for executive officers seek to provide compensation competitive with levels of compensation paid by selected large diversified financial services companies. However, the compensation program for executive officers contains substantial incentive components which afford executive officers opportunities to earn compensation which may exceed levels at comparison companies if warranted by corporate performance. The Committees review and approve the selection of companies used for compensation comparison purposes and obtain compensation data from surveys conducted by outside consulting firms. Because of the broad spectrum of companies with which the Company competes for executive talent, the companies selected for compensation comparison purposes are not generally the same companies which comprise the Standard & Poor's Life Insurance Index selected for company shareholder return comparisons. In 1998, the companies selected for comparison purposes included large U.S. insurance companies and large diversified financial services institutions, including commercial banking corporations and nonbank financial services institutions located in major U.S. metropolitan areas.

     The Committees believe that the compensation arrangements for executive officers should be aligned with the short- and long-term interests of shareholders. Accordingly, a high proportion of the total compensation of executive officers is based on at risk and variable incentive programs, including stock incentives, which emphasize Company performance and growth in earnings and return on shareholders' equity. In addition, in 1997, the Committees approved minimum stock ownership guidelines for the Company's executive and senior officers.

     Total direct compensation includes base salaries and annual and long-term incentive compensation, including stock incentives. The Committees also consider other elements of an executive's total compensation package, including retirement and savings plans, insurance and other benefits. The Organization and Compensation Committee of Equitable Life approves the compensation of all executive officers of the Company who are designated for purposes of the New York Insurance Law as principal officers of Equitable Life. For 1998 such principal officers included all the named executive officers.

     o Base Salaries. Base salaries of executive officers are compared against the median of comparison companies, except where exceptional conditions require otherwise. The Company's policy is generally not to increase base salaries for executive officers annually, except to reflect promotions, increased levels of responsibility and competitive pay levels.

     o Annual Incentive Compensation. Annual incentive bonuses allow the Company to communicate specific Company goals for the year and motivate executive officers to achieve these goals. For 1998 the Company's goals were to increase profitability, sales and return on equity. Annual incentive bonuses for 1998 were paid in February 1999 in accordance with the Company's amended and restated Short-Term Incentive Compensation Plan For Senior Officers (the "Short-Term Plan") which was approved by the Company's shareholders at the Annual Meeting of Shareholders held in May 1997. The Committees determined that the levels of earnings established by the Committees under the Short-Term Plan for 1998 had been met and determined the aggregate amount of incentive compensation paid for 1998 pursuant to the Short-Term Plan and the amount paid to each participant under the Short-Term Plan. In general, such amounts reflect the assessment by the Committees of each executive officer's contribution to achieving the Company's annual objectives with respect to pre-tax insurance adjusted earnings, return on equity and total insurance premiums and deposits.

     o Long-Term Incentives. Long-term incentives for the Company's executive officers were provided pursuant to the Company's amended and restated Long-Term Incentive Compensation Plan for Senior Officers (the "Long-Term Plan") and the Company's 1997 Stock Incentive Plan (the "Stock Option Plan"), both of which were approved by the Company's shareholders at the Annual Meeting of Shareholders held in May 1997. Long-term incentives were also provided by grants of AXA stock options under AXA's stock option plan. With respect to Performance Periods beginning after 1996, the Company intends to use primarily stock and stock option grants to provide long-term incentives to the Company's executive officers.

            Long-Term Incentive Compensation Plan. In March 1996, the Committees established earnings goals and Company performance criteria relating to pre-tax insurance adjusted earnings and return on equity for the Initial Performance Period under the Long-Term Plan. The Initial Performance Period under the Long-Term Plan commenced January 1, 1996 and ended on December 31, 1998. Payments with respect to the Initial Performance Period were made in February 1999. The Committees determined that the applicable earnings goals and performance criteria for the Initial Performance Period were satisfied and determined the aggregate amount of compensation paid for the Initial Performance Period and the amount paid to each participant.

            In March 1997, the Committees established earnings goals and Company performance criteria under the Long-Term Plan for the three year Performance Period from January 1, 1997 to December 31, 1999. Pursuant to the terms of the Long-Term Plan, payments for this Performance Period may not be made until early 2000 and then only in the event certain goals with respect to pre-tax insurance adjusted earnings and return on equity are satisfied. Payments for this Performance Period are expected to be made in common stock of the Company.

           Stock Option Plan. Options granted pursuant to the Company's Stock Option Plan provide officers of the Company and certain of its subsidiaries with the opportunity to buy an equity interest in the Company and to share in the appreciation of its common stock. The Company's Stock Option Committee (which consists of all the members of the Committees except Mr. Jarmain) administers the Stock Option Plan and as part of such administration determines the number and type of options to be granted to the Company's executive officers. Options are granted with an exercise price equal to the market price on the date of grant. Determination of the number of stock options to be granted to each executive officer takes into account annualized present value comparisons to long-term compensation awards, including stock incentives, made by large diversified financial services companies included in the group of comparison companies described above under "Compensation Philosophy and Strategy" and an assessment of each executive officer's potential contribution to the success of the Company. See "Options" for information on options granted in 1998 to the Company's named executive officers.

           AXA Stock Options. In order to assist the Company and its subsidiaries in attracting and motivating key officers, AXA has made available to certain officers of the Company and its subsidiaries options to purchase AXA ordinary shares. The Committees reviewed and approved the receipt of the grants of AXA stock options to the Company's executive officers. Under the AXA stock option plan, options are granted with an exercise price equal to 95% of the average market price on the Paris Stock Exchange for the 20 trading days prior to the date of grant. The number and terms of the AXA stock options granted to officers of the Company and its subsidiaries take into account the importance of the officer's work to the performance of the Company and its subsidiaries as well as contributions to the synergies that are available to the Company from AXA's world-wide operations, of which the Company is both a contributor and a beneficiary. See "Options" for information on options granted in 1998 to the Company's named executive officers.

     CEO Compensation. Pursuant to the terms of his employment agreement which was approved by the Committees, Mr. Miller, for his services in 1998 as President and CEO of the Company and Chairman and CEO of Equitable Life, received a base salary of $800,000 and a bonus payment in February 1999 of $2,700,000. In addition, the Committees unanimously determined that for his services in 1998, Mr. Miller should receive incentive compensation of $2,218,480 million pursuant to the Short-Term Plan. The Committees believe that Mr. Miller's leadership and personal efforts have been critical to accomplishing the Company's strong performance in 1998 and to positioning the Company for future growth. For the year ended December 31, 1998, the Company's after-tax operating earnings from continuing operations rose 14.3% to a record $755.0 million, excluding after-tax investment gains and non-recurring charges, as compared to $660.6 million in 1997. Total premiums and deposits received by Equitable Life's Insurance segment for the year ended December 31, 1998 rose 20.4% to a record $9.278 billion, as compared to $7.703 billion in 1997, and first year individual insurance and annuity premiums for the year ended December 31, 1998 increased 38.0% to $5.126 billion, as compared to $3.714 billion in 1997. Among the specific achievements considered in determining the amount of Mr. Miller's annual bonus were the restructuring of Equitable Life's field force to enhance the Company's distribution capabilities, the expansion of Equitable Life's wholesale distribution operations, the consolidation of Equitable Life's service delivery operations into a new National Operations Center, the launch of EQ Access, an on-line consolidated statement for Equitable Life policyholders, the strengthening of the Company's human resource operations, the implementation of the real estate sales program, the completion of the architectural blueprint for the Company's technology resources and the development of meaningful business metrics to better understand the Company's profitability.

     Deductibility of Certain Executive Compensation. Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code") denies publicly held corporations a deduction for compensation in excess of $1 million per year paid or accrued with respect to certain executives in taxable years beginning on or after January 1, 1994, except to the extent that such compensation qualifies for an exemption from that limitation. Exempt compensation includes only the following: (a) performance-based compensation (provided that certain outside director, shareholder approval, and certification requirements are met);
(b) commissions; (c) payments from certain tax-qualified retirement plans;
(d) health and other fringe benefits that are reasonably believed to be excludable from gross income; and (e) compensation payable under a binding written contract in effect on February 17, 1993. The Committees have determined that the Company's policy is to design its short-term and long-term compensation plans to qualify for the exemption from the deduction limitations of
Section 162(m) of the Code consistent with designing plans providing appropriate compensation to executives. In the case of Mr. Miller and Mr. Hegarty, a portion of their sign on and other bonuses guaranteed under their employment contracts will not be tax deductible by virtue of the limitations of Section 162(m). The Committees and the Company's Stock Option Committee consist solely of directors who are "outside directors" for purposes of Section 162(m).

Respectfully submitted,

                                     J.L. Dionne,
                                     Chairman

    W.T. Esrey                                           J.T. Hartley
    J-R. Fourtou                                         W.E. Jarmain

SUMMARY COMPENSATION TABLE

     The table below summarizes for Mr. Miller, who served as the Company's Chief Executive Officer during 1998, and the other four individuals serving as executive officers of the Company on December 31, 1998 who had the highest aggregate annual compensation for 1998 (the "named executive officers") all compensation required to be reported for the years 1996, 1997 and 1998.

                           SUMMARY COMPENSATION TABLE

                                                                                     LONG TERM COMPENSATION
                                                                                   ---------------------------
                                                                                     AWARDS
                                                 ANNUAL COMPENSATION               ----------       PAYOUTS
                                       ----------------------------------------    SECURITIES    -------------
           NAME AND                                              OTHER ANNUAL      UNDERLYING        LTIP           ALL OTHER
      PRINCIPAL POSITION        YEAR   SALARY(1)    BONUS(1)    COMPENSATION(2)    OPTIONS(3)      PAYOUTS(4)    COMPENSATION(5)
------------------------------- ----   ---------   ----------   ---------------    ----------    -------------   ---------------
Edward D. Miller (6)            1998   $ 828,539   $4,918,480            --          238,235              --       $     6,049
President and                   1997   $ 306,866   $1,250,000            --          340,000              --       $ 1,500,000(7)
  Chief Executive Officer

Michael Hegarty (8)             1998   $ 562,428   $2,676,800            --          144,118              --       $   250,000(9)
Vice Chairman and
  Chief Operating Officer

Stanley B. Tulin (10)           1998   $ 536,632   $1,801,600            --          109,706       $ 401,500       $     7,200
Executive Vice President        1997   $ 349,060   $1,620,000            --           18,750       $ 483,000       $    12,150
  and Chief Financial Officer   1996   $ 225,547   $  850,000            --          100,000              --       $   250,000(11)

Jose S. Suquet                  1998   $ 406,022   $1,154,150            --           69,412       $ 221,000       $    26,505(12)
Executive Vice President        1997   $ 349,060   $1,026,000            --           12,150       $ 267,000       $    13,521
                                1996   $ 349,060   $  725,000            --               --              --       $     8,604

Jerome S. Golden                1998   $ 362,500   $  928,950            --           22,059              --       $     7,200
Executive Vice President        1997   $ 303,427   $  648,000            --            7,143              --       $    13,521

------------
(1) Includes all amounts deferred under qualified and non-qualified deferred compensation plans.

(2) The amounts in this column do not include certain incidental non-cash compensation provided to the named executive officers which does not exceed $50,000.

(3) Awards in this column consist of options exercisable into the Company's Common Stock. See "Option Grants in Last Fiscal Year--AXA Options" for AXA option awards to the named executive officers.

(4) Represents (i) payouts in 1999 for the three-year performance period ended December 31, 1998, and (ii) interim payouts in 1998 for the first two years, ended December 31, 1997, of that same three-year performance period.

(5) Amounts in this column consist solely of employer contributions to defined contribution plans unless otherwise indicated.

(6)  Mr. Miller joined the Company on August 4, 1997.

(7) Represents a one-time non-recurring payment made to Mr. Miller in connection with the commencement of his employment.

(8)  Mr. Hegarty joined the Company on January 12, 1998.

(9) Represents a one-time non-recurring payment made to Mr. Hegarty in connection with the commencement of his employment.

(10) Mr. Tulin joined the Company on May 1, 1996.

(11) Represents a one-time non-recurring payment made to Mr. Tulin upon the commencement of his employment.

(12) Includes a taxable moving expense of $19,305 paid to Mr. Suquet.

OPTIONS

     The following tables set forth information concerning the grant of options to each of the named executive officers during 1998 and the value of options held by the named executive officers on December 31, 1998.

                       OPTION GRANTS IN LAST FISCAL YEAR

EQUITABLE OPTIONS

     The options listed in the following table will be exercisable into the Company's Common Stock.

                                            INDIVIDUAL GRANTS                          POTENTIAL REALIZABLE VALUE
                      -------------------------------------------------------------                AT
                      NUMBER OF         % OF                                             ASSUMED ANNUAL RATES OF
                      SECURITIES    TOTAL OPTIONS                                       STOCK PRICE APPRECIATION
                      UNDERLYING     GRANTED TO      EXERCISE                                FOR OPTION TERM
                       OPTIONS      EMPLOYEES IN      PRICE                            ---------------------------
  NAME                GRANTED(1)    FISCAL YEAR       ($/SH)      EXPIRATION DATE          5%              10%
-------------------   ----------    -------------    --------    ------------------    ----------      -----------
Edward D. Miller...      88,235          2.1%        $ 52.000     February 18, 2008    $2,885,507      $ 7,312,441
                        150,000          3.5%        $ 50.625    September 16, 2008    $4,775,669      $12,102,482

Michael Hegarty....     100,000          2.3%        $ 44.500      January 19, 2008    $2,798,581      $ 7,092,154
                         44,118          1.0%        $ 52.000     February 18, 2008    $1,442,770      $ 3,656,262

Stanley B. Tulin...     109,706          2.6%        $ 52.000     February 18, 2008    $3,587,663      $ 9,091,842

Jose S. Suquet.....      69,412          1.6%        $ 52.000     February 18, 2008    $2,269,947      $ 5,752,492

Jerome S. Golden...      22,059          0.5%        $ 52.000     February 18, 2008    $  721,385      $ 1,828,131

------------
(1) Options under the 1997 Stock Incentive Plan vest (become exercisable) at the rate of 33 1/3% per year subject to acceleration in the event of death.

AXA OPTIONS

     The options listed in the following table will be exercisable into ordinary shares of AXA, which are traded on the Paris Stock Exchange.

                                           INDIVIDUAL GRANTS
                      -----------------------------------------------------------    POTENTIAL REALIZABLE VALUE
                      NUMBER OF         % OF                                         AT ASSUMED ANNUAL RATES OF
                      SECURITIES    TOTAL OPTIONS                                     STOCK PRICE APPRECIATION
                      UNDERLYING     GRANTED TO       EXERCISE                           FOR OPTION TERM(3)
                      OPTIONS       EMPLOYEES IN       PRICE         EXPIRATION      --------------------------
  NAME                GRANTED(1)    FISCAL YEAR      (FF/SH)(2)         DATE             5%             10%
-------------------   ----------    -------------    ----------    --------------    ----------      ----------
Edward D. Miller...     25,000           1.06%        629.40FF     April 19, 2008    $1,757,666      $4,454,270
Michael Hegarty....     15,000           0.64%        629.40FF     April 19, 2008    $1,054,599      $2,672,562
Stanley B. Tulin...     10,000           0.42%        629.40FF     April 19, 2008    $  703,066      $1,781,708
Jose S. Suquet.....     10,000           0.42%        629.40FF     April 19, 2008    $  703,066      $1,781,708
Jerome S. Golden...      7,000           0.30%        629.40FF     April 19, 2008    $  492,146      $1,247,196

------------
(1) Options under the April 20, 1998 AXA Stock Option Plan vest (become exercisable) at the rate of 25% per year beginning on the second anniversary of their grant.

(2) Exercise price for AXA options is in French francs ("FF") per share.

(3) Value is expressed in U.S. dollars at the prevailing exchange rate of 5.63FF/$1.00 effective on December 30, 1998, the last trading day of 1998 on the Paris Stock Exchange.

             AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND
                        FISCAL YEAR-END OPTION VALUES

EQUITABLE OPTIONS

     The options listed in the following table are, or will be, exercisable into the Company's Common Stock.

                                                      NUMBER OF SECURITIES         VALUE OF UNEXERCISED
                                                     UNDERLYING UNEXERCISED            IN-THE-MONEY
                       SHARES                           OPTIONS AT FY-END          OPTIONS AT FY-END(1)
                      ACQUIRED ON      VALUE        -------------------------    -------------------------
  NAME                EXERCISE       REALIZED(2)    EXERCISABLE/UNEXERCISABLE    EXERCISABLE/UNEXERCISABLE
-------------------   -----------    -----------    -------------------------    -------------------------
Edward D. Miller...           0               0         113,333/ 464,902          $2,129,162/ $5,864,219
Michael Hegarty....           0               0               0/ 144,118          $        0/ $1,596,693
Stanley B. Tulin...           0               0          46,250/ 182,206          $1,445,703/ $2,860,929
Jose S. Suquet.....      15,000       $ 523,007          94,493/  97,512          $3,419,538/ $1,271,827
Jerome S. Golden...      22,820       $ 842,457          45,561/  46,821          $1,611,528/ $  922,217

------------
(1) Based on $57.875 per share, the closing price of the Common Stock on the New York Stock Exchange on December 31, 1998.

(2) Includes any unrealized gains upon exercise of incentive stock options.

AXA OPTIONS

     The options listed in the following table are, or will be, exercisable into ordinary shares of AXA. None of the named executive officers exercised AXA options during 1998.

                      NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                      UNDERLYING UNEXERCISED            IN-THE-MONEY
                       OPTIONS AT FY-END            OPTIONS AT FY-END(1)
                      -------------------------    -------------------------
NAME                  EXERCISABLE/UNEXERCISABLE    EXERCISABLE/UNEXERCISABLE
-------------------   -------------------------    -------------------------
Edward D. Miller...             0/ 50,000                   $0/ $2,648,712
Michael Hegarty....             0/ 15,000                   $0/ $  481,172
Stanley B. Tulin...         2,500/ 17,500             $240,675/ $1,042,806
Jose S. Suquet.....         1,250/ 13,750             $120,337/ $  681,794
Jerome S. Golden...         1,250/ 10,750             $120,337/ $  585,560
------------
(1) Based on 810.00FF per share, the closing price of AXA's ordinary shares on December 30, 1998, the last trading day of 1998 on the Paris Stock Exchange, and on the prevailing exchange rate of 5.63FF/$1.00 in effect on that date.

PERFORMANCE GRAPH

     The graph set forth below shows the cumulative total return to holders of the Company's Common Stock from December 31, 1993 to December 31, 1998, computed by dividing (X) the sum of (a) dividends for such period assuming reinvestment of dividends and (b) the difference between the price per share at the beginning and end of such period by (Y) the share price at the beginning of such period, and compares such return to the performance at the beginning and end of such period of the Standard & Poor's 500 Index and the Standard & Poor's Life Insurance Index. The graph assumes $100 invested on December 31, 1993 in the Company's Common Stock (at $27.00 per share), the Standard & Poor's 500 Index and the Standard & Poor's Life Insurance Index.

                           CUMULATIVE TOTAL RETURN
          Based on reinvestment of $100 beginning December 31, 1993

                                [LINE GRAPH]

                 12/31/93   12/31/94   12/31/95   12/31/96   12/31/97   12/31/98
                 --------   --------   --------   --------   --------   --------
Equitable         100.00      67.77      90.51      93.62     190.14     221.93
S&P 500           100.00     101.36     139.31     171.28     228.49     293.77
S&P Life Ins.     100.00      83.01     118.23     144.42     183.06     190.39

TOTAL RETURN DATA PROVIDED BY S&P'S COMPUSTAT SERVICES INC.
                                                        Source: The Carson Group

RETIREMENT PLANS

     Equitable Life maintains a qualified defined benefit retirement plan (the "Retirement Plan") and an unfunded, nonqualified excess benefit plan (the "Excess Plan") which pays benefits in excess of the benefit limits provided by the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and the Code, as well as benefits in excess of the compensation limits under the Code, and a supplemental benefit plan pursuant to which the chief executive officer of Equitable Life may authorize that an officer receive a supplemental retirement benefit based on additional years of service in excess of actual years of service (the "Supplemental Executive Retirement Plan").

     The Retirement Plan will provide pension benefits for Messrs. Miller, Hegarty, Tulin, Suquet and Golden. For purposes of the Retirement Plan, covered compensation for pension benefit calculation purposes is salary and short-term incentive compensation allocated to Equitable Life and those of its affiliates who are co-sponsors of the Retirement Plan. Mr. Suquet and Mr. Golden will have their benefits determined on the basis of the sum of their frozen accrued benefit, based on actual and deemed service, if any, prior to January 1, 1989 under the final average pay formula (the "Pre-89 Formula") and their accrued account balance, under the Cash Balance Formula, accrued subsequent to December 31, 1988. As of December 31, 1998, the number of credited years of service under the Retirement Plan (including any service supplement authorized pursuant to the Supplemental Executive Retirement Plan) for Messrs. Suquet and Golden was 17.58 and 18.67, respectively. Mr. Miller's, Mr. Hegarty's and Mr. Tulin's benefits will be computed solely according to the Cash Balance Formula. The Cash Balance Formula credits each named executive's account during each year of such executive's participation in the Retirement Plan, subsequent to December 31, 1988, with an amount equal to the sum of 5% of such individual's annual covered compensation not in excess of the social security wage base and 10% in excess of such wage base. These accounts are credited monthly with interest based on the average yield of one-year U.S. Treasury bills for the twelve month period ending on the last business day of November in the preceding calendar year. Under the Cash Balance Formula, Messrs. Miller, Hegarty, Tulin, Suquet and Golden will receive estimated annual retirement benefits at age 65 of $221,019, $444,589, $556,269, $873,869 and $181,970, respectively. The Pre-89
Formula recognizes that participants in the Retirement Plan will receive social security benefits and reduces the benefit by a portion of the social security benefits. The benefits to the executives generally will be paid as a life annuity or a joint and survivor annuity depending on the executive's marital status and distribution election at the time of retirement. The executive also has the opportunity to receive the cash balance account portion of the benefit in a lump sum.

     The following table indicates the estimated maximum annual retirement benefits that a hypothetical participant would be entitled to receive under the Retirement Plan's Pre-89 Formula (without regard to the maximum benefit limitations imposed by ERISA and the Code and including payments under the Supplemental Executive Retirement Plan) computed on a straight-life annuity basis, before any deduction for social security benefits, if retirement occurred at age 65 and the number of credited years of service and average annual recognized earnings equaled the amounts indicated.

PENSION PLAN TABLE -- PRE-89 FORMULA

                                         CREDITED YEARS OF SERVICE
                      ----------------------------------------------------------------
RECOGNIZED EARNINGS   10 YEARS     15 YEARS      20 YEARS      25 YEARS      30 YEARS
-------------------   --------    ----------    ----------    ----------    ----------
  $  100,000.......   $ 20,000    $   30,000    $   40,000    $   50,000    $   60,000
     200,000.......     40,000        60,000        80,000       100,000       120,000
     400,000.......     80,000       120,000       160,000       200,000       240,000
     600,000.......    120,000       180,000       240,000       300,000       360,000
     800,000.......    160,000       240,000       320,000       400,000       480,000
   1,000,000.......    200,000       300,000       400,000       500,000       600,000
   1,500,000.......    300,000       450,000       600,000       750,000       900,000
   2,000,000.......    400,000       600,000       800,000     1,000,000     1,200,000

     Pursuant to an arrangement approved by the Board of Directors of Equitable Life on May 18, 1994, Mr. Golden will receive an additional retirement benefit under the Supplemental Executive Retirement Plan ("SERP"). Under the SERP, Mr. Golden was granted 3.42 additional years of credited service for purposes of calculating his supplemental retirement benefit. The amount of the supplemental benefit payable at age 65 will be the benefit that would be payable under the Pre-89 Formula based on Mr. Golden's total years of credited service (as adjusted pursuant to the SERP) and his final pay (defined for purposes of the SERP as the sum of (1) his 1994 base pay of $300,000, increased by three percent annually, and (2) a fixed short-term incentive compensation component of $300,000), reduced by any benefit actually payable to Mr. Golden under the Pre-89 Formula (but not by any benefit payable under the Cash Balance Formula). The SERP benefit is payable in the form of a fifteen year certain payout.

EMPLOYMENT CONTRACTS

     In connection with joining the Company in 1997, Mr. Miller entered into an employment agreement providing generally for a sign on bonus of $1,500,000, of which $500,000 was paid upon his joining the Company and the balance of $1,000,000 was paid in early 1998; a payment of $250,000 in early 1998 in lieu of his participation in the Company's Long-Term Plan prior to 1998; a base salary of $800,000 per annum for 1997, 1998 and 1999; the payment of a $2,700,000 bonus in February 1999; and grants, pursuant to the Company's 1997 Stock Incentive Plan, of 300,000 options upon Mr. Miller's joining the Company, and of an additional 100,000 options in both September 1998 and 1999. The agreement also provides that Mr. Miller will participate in the Company's Short-Term Plan, with the amount of bonuses referred to above to be taken into account in determining amounts to be paid under such plan for 1997 and 1998.

     Mr. Hegarty, in connection with joining the Company in 1998, entered into an employment agreement providing generally for a sign on bonus of $250,000 payable upon his joining the Company; an annual base salary of $575,000 for 1998; the payment of a $1,750,000 bonus in February 1999; and grants, pursuant to the Company's 1997 Stock Incentive Plan, of 100,000 options upon
Mr. Hegarty's joining the Company, and of an additional 75,000 options in both February 1999 and February 2000. The agreement provides that Mr. Hegarty will participate in the Company's Short-Term Plan with the amount of bonuses referred to above to be taken into account in determining amounts to be paid under such plan for 1998. The agreement also provides that Mr. Hegarty will participate in the Company's long-term incentive program and that his target award under such program for the three year period commencing January 1, 1998 is $750,000.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The members of the Organization and Compensation Committee of the Company's Board of Directors are Joseph L. Dionne (Chairman), Jean-Rene Fourtou, John T. Hartley, W. Edwin Jarmain, and Peter J. Tobin. William T. Esrey was a member of the Committee through February 1999. No member of the Committee was an officer or employee of the Company or any of its subsidiaries. See "Compensation of Directors."

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Equitable Life has agreements with GIE AXA Universite and GIE Informatique AXA, affiliates of AXA, relating to services provided by AXA and its affiliates to Equitable Life and its subsidiaries for management training seminars and for ongoing maintenance and technical support for computer software and technology licensed by AXA for use by the Company and its subsidiaries. Equitable Life incurred approximately $2,839,507 in fees for services provided by AXA's affiliates pursuant to these agreements during 1998 and anticipates that it will continue to incur fees in 1999 under these agreements.

     Equitable Life has entered into an agreement with AXA (the "AXA Services Agreement") covering management, communications, advertising, rating agency and various other services to be provided by AXA and its affiliates. To the extent that Equitable Life provides similar services to AXA and its affiliates, amounts payable under this agreement will be offset by the amounts attributable to such services. Equitable Life incurred approximately $6,500,000 in fees for services provided by AXA and its affiliates pursuant to the AXA Services Agreement during 1998, and received approximately $1,241,787 for its services to AXA under the offset described above. Equitable Life anticipates that it will continue to incur fees in 1999 under the AXA Services Agreement.

     Equitable Life has entered into an agreement with AXA Canada Tech Inc. ("AXA Canada Tech"), a Canadian subsidiary of AXA which provides data processing services to certain of its affiliated Canadian companies (the "AXA Canada Companies"). Under the terms of the agreement, Equitable Life provides data processing resources and services to AXA Canada Tech to process data of the AXA Canada Companies. The agreement will continue in effect until December 31, 2000 and provides for reimbursement of Equitable Life's start-up costs (approximately U.S. $1.14 million, all of which has been paid) and an annual fee of $2,700,000 (Canadian) (but not less than approximately U.S. $2,050,000) to be paid by AXA Canada Tech for a defined level of services with usage above such level to be paid for based on Equitable Life's cost of providing the incremental usage. Equitable Life received payments of U.S. $2,688,353 from AXA Canada Tech pursuant to this agreement during 1998 and anticipates that services will continue to be provided under this agreement in 1999.

     Equitable Life has entered into a reinsurance agreement with AXA Space, an underwriting manager for space insurance which is 80% owned by AXA America, an affiliate of AXA. In 1998, Equitable Life earned $2,825,710 in premiums from AXA Space and paid claims and commissions of $2,678,755 to AXA Space under this agreement.

     Equitable Life has entered into a reinsurance agreement (aviation risks) with AXA Global Risks, a subsidiary of AXA. In 1998, Equitable Life earned $377,210 in premiums and paid claims and commissions of $1,210,297 under this agreement.

     An affiliate of AXA, AXA Asset Management Partenaires ("AXA Asset Management"), provides investment management services to the Winthrop International Equity Fund and Winthrop Developing Markets Fund (the "Funds"), a set of mutual funds sponsored by Wood, Struthers & Winthrop ("WSW"), a subsidiary of DLJ, pursuant to a sub-advisory agreement between WSW and AXA Asset Management. Advisory fees of $503,155 were paid by WSW to AXA Asset Management relating to the Funds' fiscal year ended October 31, 1998. In addition, WSW pays for various direct fund expenses on behalf of the Funds and AXA Asset Management reimburses WSW for 50% of such expenses. The total amount of expenses reimbursed by AXA relating to the Funds' fiscal year ended
October 31, 1998 was approximately $106,000.

     Alliance and its subsidiaries provide investment management services to AXA Reinsurance Company, a subsidiary of AXA, and its affiliates, pursuant to discretionary investment advisory agreements. AXA Reinsurance Company paid Alliance approximately $829,000 during 1998 for such services.

     Alliance and its subsidiaries also provide investment management services to AXA World Funds, a Luxembourg fund, pursuant to a sub-advisory agreement between Alliance and AXA Funds Management S.A., a subsidiary of AXA. Alliance earned $102,000 in management fees during 1998, which fees were paid in full in 1999.

     In April 1996, Alliance acquired the United States investing activities and business of National Mutual Funds Management ("NMFM"), a subsidiary of AXA. In connection therewith, Alliance entered into investment management agreements with National Mutual Holdings Limited, the parent of NMFM and a subsidiary of AXA, and various of its subsidiaries (collectively, the "NMH Group"). The NMH Group paid $3.2 million in advisory fees to Alliance in 1998.

     Equitable Life, either directly or indirectly through its subsidiary The Equitable of Colorado, Inc., has entered into six life reinsurance agreements with AXA Re Life Insurance Company ("AXA Re Life"), an indirect subsidiary of AXA. In 1998, Equitable incurred premium expenses of $705,227 and accrued $3,600,000 in claims due from AXA Re Life in the aggregate under these six agreements.

     In July 1998, AXA Holdings (Belgium), a subsidiary of AXA, purchased from DLJ $100,000,020 of newly issued common stock of DLJ for $60.00 per share, the average closing price of DLJ common stock on the New York Stock Exchange for the three-day period beginning Friday, July 17, 1998 and ending Tuesday, July 21, 1998.

     Donaldson, Lufkin & Jenrette Securities Corporation ("DLJSC"), a subsidiary of DLJ, from time to time provides investment banking and other services to AXA. The fees related to such services were $810,655 in 1998. DLJSC from time to time also provides brokerage and research services to AXA. Such services were provided on an arm's-length basis in the ordinary course of business at rates comparable to those paid at the time by unaffiliated third parties.

     Selected employees of DLJ are offered the opportunity to become members of the DLJ First ESC L.P. and DLJ ESC II L.P. (the "ESCs"), investment vehicles which qualify as "employees' securities companies" for purposes of the Investment Company Act of 1940, as amended. The ESCs invest in DLJ's merchant banking portfolio companies, typically acquiring between 30% and 40% of DLJ's investment in such companies. The amounts invested by members are augmented in the ratio of 4:1 by a combination of recourse loans from DLJ and preferred contributions to the ESCs by DLJ which have a capped return equal to the prime rate plus 1 3/4%, each of which is repaid to DLJ upon realization of the applicable portfolio investment. The amount invested in the ESCs by Mr. Chalsty in 1998 was $275,000. The loans made to Mr. Chalsty and preferred contributions made to the ESCs by DLJ on behalf of Mr. Chalsty in 1998 were $1,122,264. As of December 31, 1998 the outstanding loans and preferred contributions with respect to Mr. Chalsty amounted to $1,977,986.

     Selected employees of DLJ are limited partners of DLJ Fund Investment Partners, L.P. ("FIP"), an investment vehicle organized to allow these employees to invest on a leveraged basis in funds and other investment vehicles sponsored by certain of DLJ's clients and potential clients and on a co-investment basis in transactions in which DLJ's clients also invest. Amounts invested by the limited partners are augmented in the ratio of 2:1 by preferred contributions to FIP by DLJ which have a capped return equal to the prime rate plus 1 3/4%. The amount committed to FIP by Mr. Chalsty as of December 31, 1998 was $2,000,000 and the outstanding preferred contributions made to FIP by DLJ on behalf of Mr. Chalsty at December 31, 1998 were $1,548,269.

     DLJ has purchased split-dollar life insurance policies on the lives of certain of its officers, including Mr. Chalsty, from Equitable Life at rates comparable to those paid at the time by unaffiliated third parties. The aggregate amount of premiums borne by DLJ in 1998 for the policy on Mr. Chalsty's life was approximately $172,000. In addition, DLJ from time to time purchases life insurance policies from Equitable Life on the lives of several hundred employees, including Mr. Chalsty, who participate in deferred compensation plans maintained by DLJ. Such purchases are believed by DLJ to be at rates comparable to those that could be obtained from unaffiliated third parties. During 1998, the aggregate premiums paid under such policies for all participants were approximately $31.1 million.

     Certain directors and executive officers of the Company have made commitments to invest in various funds sponsored by subsidiaries of DLJ. Such commitments were made on the same basis as those made by investors not affiliated with DLJ or the Company. Since January 1, 1998, the following commitment was made: Mr. Miller committed to invest $1,000,000 in Green Equity Partners Fund, L.P., a limited partnership whose general partner is WSW Capital, Inc., a wholly-owned subsidiary of Wood, Struthers & Winthrop Management Corp., a wholly-owned subsidiary of DLJ. The commitment referred to above does not exceed 2.0% of the total commitments to that fund.

     Certain directors, officers and employees of the Company, AXA and certain of their subsidiaries maintain margin accounts with DLJSC. Margin account transactions for such directors, officers and employees are conducted by DLJSC in the ordinary course of business and are substantially on the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unaffiliated persons and do not involve more than the normal risk of collectibility or present other unfavorable features. DLJSC also, from time to time and in the ordinary course of business, enters into transactions involving the purchase or sale of securities from or to such directors, officers and employees and members of their immediate families, as principal. Such transactions on a principal basis are effected on substantially the same terms as similar transactions with unaffiliated third parties except that in some instances directors, officers and employees are not charged placement fees. DLJSC offers its employees reduced commission rates.

     LeBoeuf, Lamb, Greene & MacRae, L.L.P. (of which Mr. Greene is a partner) has rendered legal services to the Company or its subsidiaries during 1998 and is expected to continue rendering such services to the Company or its subsidiaries in 1999.

     PROPOSAL 2. RATIFICATION OF THE APPOINTMENT OF INDEPENDENT ACCOUNTANTS

     On November 19, 1998, the Board of Directors, on the recommendation of its Audit Committee, appointed PricewaterhouseCoopers LLP ("PricewaterhouseCoopers") independent accountants to audit and report on the consolidated financial statements of the Company for 1999. PricewaterhouseCoopers has audited and reported on the consolidated financial statements of the Company for 1996, 1997 and 1998.

     Although ratification of the appointment of PricewaterhouseCoopers by the shareholders is not required, the Board of Directors has determined that it is desirable to request ratification of such appointment. If ratification is not obtained, the Board of Directors will reconsider the appointment.

     THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR THIS PROPOSAL.

     The Company understands that the Voting Trustees intend to vote all shares of Common Stock held in the Voting Trust in favor of this proposal. Therefore, it is expected that this proposal will be approved.

     The Company has been advised that representatives of PricewaterhouseCoopers will be present at the Annual Meeting. They will be afforded the opportunity to make a statement, should they desire to do so, and to respond to appropriate questions.

         PROPOSAL 3. APPROVAL OF AN AMENDMENT TO THE COMPANY'S RESTATED
           CERTIFICATE OF INCORPORATION TO CHANGE THE COMPANY'S NAME

     The Board of Directors has approved and recommends that at the annual meeting shareholders approve an amendment (the "Amendment") to the Company's Restated Certificate of Incorporation, as heretofore amended, to change the name of the Company to "AXA Financial, Inc." The Amendment, if approved, would amend and restate Article I of the Company's Restated Certificate of Incorporation to read in its entirety as follows:

          "The name of the Corporation is AXA Financial, Inc."

     The Company was incorporated in 1991 in connection with the demutualization of The Equitable Life Assurance Society of the United States ("Equitable Life"), which later became the Company's wholly-owned subsidiary. The Company's original name emphasized its connection with Equitable Life, its oldest and best-known subsidiary.

     The name Equitable has long been associated with insurance products. Management is pursuing a strategic initiative to create an overall brand for the Company intended to reflect the broad array of products and services that the Company offers and to embody the positive attributes of a global company with significant resources. The Board believes that the proposed name will complement the Company's new strategic emphasis.

     If approved, the change in the Company's name is expected to become effective later in 1999 concurrent with the introduction of new products and services currently being developed. The Company may not file the Amendment with the Secretary of State of the State of Delaware later than May 14, 2000. Pursuant to Delaware General Corporation Law, the Board of Directors may abandon the Amendment prior to the effectiveness of its filing, either before or after a majority of the shareholders have voted in favor of the Amendment.

     The name "AXA" and the AXA trademark are owned by Finaxa, which has granted to AXA a non-exclusive license to use the AXA trademark. The license may be terminated upon three months prior written notice by either party; however, Finaxa may not exercise its termination right for so long as it is AXA's largest shareholder. AXA will sublicense to the Company and to certain of the Company's subsidiaries the right to use the name and trademark. No fee is contemplated to be paid in respect of any such sublicense. For additional information about AXA, see page 2.

     If approved, the change in the Company's name will not affect the validity or transferability of stock certificates presently outstanding. Shareholders will not be required to surrender or exchange any stock certificates they currently hold.

VOTE REQUIRED FOR APPROVAL

     The affirmative vote of a majority of the outstanding shares of Common Stock is required to approve the Amendment.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL OF THE AMENDMENT.

     The Company understands that the Voting Trustees intend to vote all shares of Common Stock held in the Voting Trust in favor of this proposal. Therefore, it is expected that this proposal will be approved.

                      PROPOSAL 4. APPROVAL OF AN AMENDMENT
       TO THE EQUITABLE COMPANIES INCORPORATED 1997 STOCK INCENTIVE PLAN

INTRODUCTION

     At the Annual Meeting, shareholders will be asked to approve an amendment (the "Amendment") to The Equitable Companies Incorporated 1997 Stock Incentive Plan (the "Plan") which would increase by 15,000,000 the number of shares available for grant to employees of the Company or its affiliates, as defined in the Plan ("Employees").

     The Plan, which was adopted by the Board in February 1997 and approved by the Company's shareholders in May 1997, provides that shares of Common Stock of the Company may be granted to Employees. In February 1999, the Board approved the Amendment, subject to the approval of shareholders, which would increase by 15,000,000 the number of shares of the Company's Common Stock available for issuance under the Plan. The Board adopted the Amendment to ensure that the Company can continue to make grants under the Plan to Employees at levels determined appropriate by the Stock Option Committee (the "Committee") of the Board.

     The Plan enhances the Company's ability to attract, retain and motivate highly qualified Employees, thereby promoting the long-term financial success of the Company and materially increasing shareholder value.

MATERIAL FEATURES OF THE PLAN

     The Committee administers the Plan and determines which Employees will receive awards and, consistent with the provisions of the Plan, the terms and conditions of any such awards.

     Prior to the Amendment, the maximum number of shares of the Company's Common Stock that may be issued under the Plan is 9,316,265 plus any shares which remained or may become available for grant under the Company's 1991 Stock Incentive Plan (the "Predecessor Plan"). If shares subject to any award made under the Plan or under the Predecessor Plan are cancelled, terminated or otherwise settled without issuance of stock, those shares will be available for future grants. The shares issued under the Plan may be previously unissued shares or treasury shares.

     The Committee has the authority to grant the following types of awards under the Plan: (1) nonstatutory and incentive stock options; (2) restricted stock; and (3) stock in lieu of other cash compensation. Each type of award may be granted alone, in conjunction with or in tandem with other types of awards under the Plan or cash awards outside the Plan.

STOCK OPTION GRANTS UNDER THE PLAN

     The Committee may grant Employees nonstatutory stock options ("NSOs") and incentive stock options ("ISOs"). The exercise price of any option cannot be less than the Fair Market Value (as defined in the Plan) of the Company's Common Stock on the date of grant. The term and exercise schedule of each option generally is fixed by the Committee at the time of grant, but no option is exercisable for more than 10 years from the date of grant. The maximum number of shares an Employee can receive in any calendar year attributable to grants of options cannot exceed 500,000 shares (unless adjusted by the Committee in the event of a merger, consolidation, recapitalization or similar corporate event). Since the Committee administering the Plan has discretion regarding option grants, it is not possible to determine at this time the number of options that may be granted in the future to Employees, including the Company's named executive officers. See "Executive Compensation--Options" for information on outstanding options held by the Company's named executive officers.

     Under currently applicable federal tax law, when an NSO or an ISO is granted to an Employee under the Plan, the Employee recognizes no taxable income at the time of grant, and his or her employer will not be allowed a federal income tax deduction at that time. When an Employee exercises an NSO, the excess of the fair market value as of the exercise date of the shares acquired over the exercise price paid will be ordinary compensation income to the Employee, and his or her employer will be allowed a federal income tax deduction in the same amount. When the Employee sells the shares so acquired, he or she will recognize capital gain (or loss) based on the difference between the price at which the shares are ultimately sold and the Employee's basis in the shares. The Employee's basis, for tax purposes, is generally the sum of the exercise price and the amount of income recognized by the Employee at the time of exercise. An Employee who exercises an ISO while employed or within three months after termination of employment (one year for disability) recognizes no income upon exercise of the ISO. If the Employee holds shares acquired upon exercise of an ISO for at least two years after the date of grant and more than one year after exercise of the ISO, the excess of the amount realized upon disposition of the shares over the exercise price paid is treated as long-term capital gain to the Employee, and his or her employer is not allowed a federal income tax deduction. A sale or other exchange of the underlying stock before the end of either of the required holding periods will be a "disqualifying disposition," which generally results in the Employee being taxed on the gain derived from the ISO as though it were an NSO, and his or her employer will be allowed a federal income tax deduction in the amount of the compensation income includible by the Employee. Special tax rules apply if an Employee, as permitted by the Plan, pays the exercise price by delivering shares of Common Stock he or she already owns rather than in cash.

THE AMENDMENT

     The Board believes that it is in the best long-term interest of the Company to have available for issuance under the Plan a sufficient number of shares of Common Stock to attract, retain and motivate its highly qualified Employees by tying their interest to that of shareholders. Accordingly, subject to the approval of the shareholders of the Company, the Board has approved the Amendment, under which the number of shares of Common Stock authorized for issuance under the Plan would be increased by 15,000,000 shares.

VOTE REQUIRED FOR APPROVAL

     The affirmative vote of a majority of the shares represented in person or by proxy at the meeting is required to approve the Amendment to the Plan. In the absence of such approval, the Plan will not be amended.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL OF THE AMENDMENT TO THE PLAN.

     The Company understands that the Voting Trustees intend to vote all shares of Common Stock held in the Voting Trust in favor of this proposal. Therefore, it is expected that this proposal will be approved.

                                 OTHER MATTERS

     The Board of Directors knows of no other matters to be brought before the Annual Meeting. If any other matters are presented for action and come before the meeting, it is intended that the persons named as proxies on the proxy card will vote on such matters in accordance with their best judgment.

                            EXPENSES OF SOLICITATION

     The Company will bear the cost of soliciting proxies from its shareholders and will enlist the help of banks and brokerage houses in soliciting proxies from their customers. The Company will reimburse these institutions for out-of-pocket expenses. In addition to being solicited through the mails, proxies may also be solicited personally or by telephone by the directors, officers and employees of the Company or its subsidiaries. The Company has engaged Georgeson & Company, Inc. to assist in soliciting proxies for a fee of approximately $8,500 plus reasonable out-of-pocket expenses.

                      2000 ANNUAL MEETING OF SHAREHOLDERS

     The 2000 Annual Meeting of Shareholders is scheduled to be held on Wednesday, May 17, 2000. The Board is empowered by the By-Laws of the Company to change the time of the meeting.

     Proposals of shareholders must be received by the Company no later than December 4, 1999 to be eligible for inclusion under the rules of the SEC in the Company's proxy materials for the 2000 Annual Meeting of Shareholders and must comply with such rules.

     Under the Company's By-Laws, proposals of shareholders not included in the proxy materials may be presented at the 2000 Annual Meeting of Shareholders only if the Company's Secretary has been notified of the nature of the proposal and is provided certain additional information at least sixty days but not more than ninety days prior to May 19, 2000, the first anniversary of the 1999 Annual Meeting of Shareholders (subject to exceptions if the 2000 Annual Meeting is advanced by more than 30 days or delayed by more than 60 days from such anniversary date), and the proposal is a proper one for shareholder action. These provisions do not affect the right of shareholders to make shareholder proposals for inclusion in proxy statements for the Company's Annual Meetings pursuant to the rules of the SEC.

     Shareholders wishing to suggest candidates to the Company's Organization and Compensation Committee for consideration as possible nominees as directors may submit names and biographical data to the Secretary of the Company.

     The Company's By-Laws also require that notice of nominations of persons for election to the Board of Directors, other than those made by or at the direction of the Board of Directors, must be received by the Secretary at least sixty days but not more than ninety days prior to May 19, 2000, the first anniversary of the 1999 Annual Meeting of Shareholders (subject to exceptions if the 2000 Annual Meeting of Shareholders is advanced by more than 30 days or delayed by more than 60 days from such anniversary date). The notice must present certain information concerning the nominees and the shareholders making the nominations. The Secretary must receive a statement of any nominee's consent to serve as a Director if elected.

     The provisions of the By-Laws described in the preceding paragraphs do not apply to any shareholder that beneficially owns shares representing at least 25% of the voting power of the Company's outstanding voting shares. Accordingly, AXA is not subject to such provisions.

                            By Order of the Board of Directors

                            /s/ Pauline Sherman

                            Pauline Sherman, Senior Vice President and Secretary
March 25, 1999

EXHIBIT A

             BENEFICIAL OWNERSHIP OF COMMON STOCK BY THE AXA GROUP

     AXA, a French company, is the holding company for an international group of insurance and related financial services companies. AXA's insurance operations include activities in life insurance, property and casualty insurance and reinsurance. The insurance operations are diverse geographically with activities principally in Western Europe, North America, and the Asia/Pacific area and, to a lesser extent, in Africa and South America. AXA is also engaged in asset management, investment banking, securities trading, brokerage, real estate and other financial services activities principally in the United States, as well as in Western Europe and the Asia/Pacific area.

     Based on information provided by AXA, on March 1, 1999, approximately 20.7% of the issued ordinary shares (representing 32.7% of the voting power) of AXA were owned directly and indirectly by Finaxa, a French holding company. As of March 1, 1999, 61.7% of the shares (representing 72.3% of the voting power) of Finaxa were owned by four French mutual insurance companies (the "Mutuelles AXA") (one of which, AXA Assurances I.A.R.D. Mutuelle, owned 35.4% of the shares, representing 41.5% of the voting power), and 22.7% of the shares of Finaxa (representing 13.7% of the voting power) were owned by Paribas, a French bank. Including the ordinary shares owned by Finaxa, on March 1, 1999, the Mutuelles AXA directly or indirectly owned approximately 23.9% of the issued ordinary shares (representing 37.6% of the voting power) of AXA.

     The Voting Trustees may be deemed to be beneficial owners of all shares of Common Stock beneficially owned by AXA and its subsidiaries. In addition, the Mutuelles AXA, as a group, and Finaxa may be deemed to be beneficial owners of all shares of Common Stock beneficially owned by AXA and its subsidiaries. By virtue of the provisions of the Voting Trust Agreement, AXA may be deemed to have shared voting power with respect to the shares of Common Stock in the Voting Trust and have the power to dispose or direct the disposition of all the shares of Common Stock deposited in the Voting Trust. The Mutuelles AXA, as a group, and Finaxa may be deemed to share the power to vote or to direct the vote and to dispose or to direct the disposition of all the shares of Common Stock beneficially owned by AXA and its subsidiaries.

     The address of each of AXA and the Voting Trustees is 9 Place Vendome, 75001 Paris, France. The address of Finaxa is 23 avenue Matignon, 75008 Paris, France. The addresses of the Mutuelles AXA are as follows: The address of each of AXA Assurances I.A.R.D. Mutuelle and AXA Assurances Vie Mutuelle is 21 rue de Chateaudun, 75009 Paris, France; the address of AXA Conseil Vie Assurance Mutuelle is Tour Franklin, 100/101 Terrasse Boieldieu, Cedex 11, 92042 Paris La Defense, France; and the address of AXA Courtage Assurance Mutuelle is 26 rue Louis le Grand, 75002 Paris, France. The address of Paribas is 3 rue d'Antin, Paris, France.

          THE EQUITABLE'S SHAREHOLDER INFORMATION CENTER IS AVAILABLE
                  TO SERVE YOU 24 HOURS A DAY, 7 DAYS A WEEK.
                        CALL (TOLL FREE) 1-800-437-8736.

[LOGO OF THE EQUITABLE COMPANIES INCORPORATED]
c/o First Chicago Trust Company
PO Box 8636
Edison, NJ 08818-9051

-------------------------------------------------------------------------------

Proxy Solicited by the Board of Directors for the Annual Meeting of Shareholders May 19, 1999

Pauline Sherman, Linda Galasso and Janet Hannon, or any of them individually and each of them with the power of substitution, are hereby appointed Proxies of the undersigned to vote all stock of The Equitable Companies Incorporated owned on the record date by the undersigned at the Annual Meeting of Shareholders to be held in the Auditorium at The Equitable Tower, 787 Seventh Avenue, New York City, at 9:00 a.m., local time, on Wednesday, May 19, 1999, or any adjournment thereof, upon such business as may properly come before the meeting, including the items on the reverse side of this form as set forth in the Notice of Annual Meeting of Shareholders and Proxy Statement.

ELECTION OF DIRECTORS: NOMINEES:

1. Claude Bebear                 2. John S. Chalsty         3. Francoise Colloc'h       4. Henri de Castries
5. Joseph L. Dionne              6. Jean-Rene Fourtou       7. Jacques Friedmann        8. Donald J. Greene
9. Anthony J. Hamilton          10. John T. Hartley        11. John H.F. Haskell, Jr.   12. Michael Hegarty
13. Nina Henderson              14. W. Edwin Jarmain       15. Edward D. Miller         16. Didier Pineau-Valencienne
17. George J. Sella, Jr.        18. Peter J. Tobin         19. Dave H. Williams

(Shares cannot be voted unless this proxy form is signed and returned, the proxy is submitted by telephone or the Internet, the shares are voted in person, or other arrangements are made to have the shares represented at the meeting.)

COMMENTS/CHANGE OF ADDRESS (Please mark the box on the reverse side.)

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                              FOLD AND DETACH HERE


                      The Equitable Companies Incorporated

                         Annual Meeting of Shareholders

                             Wednesday, May 19, 1999
                                    9:00 a.m.
                                787 Seventh Ave.
                               New York, NY 10019

/X/  Please mark your                                         |  7210
     votes as in this                                         -------
     example.

The Board of Directors recommends a vote FOR proposals 1, 2, 3 and 4. SHARES WILL BE SO VOTED UNLESS OTHERWISE INDICATED.

                       FOR         WITHHELD

1. Election of         / /            / /
   Directors
   (see reverse)

For, except vote withheld from the following nominee(s):

--------------------------------------------------------

                                       FOR       AGAINST        ABSTAIN

2. Ratification of the appointment
   of PricewaterhouseCoopers LLP as
   independent accountants.            / /          / /            / /

3. Approval of an amendment to the
   Company's Restated Certificate of
   Incorporation to change the
   Company's name to "AXA Financial,
   Inc."                               / /          / /            / /

4. Approval of an amendment to the
   Company's 1997 Stock Incentive
   Plan to increase by 15,000,000
   the number of shares available
   for grant.                          / /          / /            / /




-------------------------------------             ----------------
SIGNATURE: Please sign exactly as                 DATE
your name or names appear above. If
more than one owner, all shareholders
must sign. When signing as an
attorney, executor, trustee, or
guardian, please give your full title
as such.


PLEASE CALL 1-800-437-8736 IF YOU HAVE
ANY QUESTIONS.

Please use the reverse side for change
of address or comments. Put an X in this
box if you have written on the reverse
side.                                              / /

--------------------------------------------------------------------------------
                              FOLD AND DETACH HERE



Dear Shareholder:

The Equitable Companies Incorporated encourages you to take advantage of new and convenient ways by which you can submit your proxy. You can submit your proxy electronically over the Internet or by telephone. This eliminates the need to return the proxy card.

To submit your proxy electronically, you must use the control number (printed in the box above, just below the perforation) as well as your social security number for this account.

     To submit your proxy over the Internet:

     o Log on to the Internet and go to the web site http://www.vote-by-net.com

     To submit your proxy by telephone:

     o Using a touch-tone telephone, U.S. and Canadian shareholders may dial 1-800-OK2-VOTE (1-800-652-8683) 24 hours a day, 7 days a week. From outside the U.S. or Canada, shareholders may call 1-201-324-0377.

If you choose to submit your proxy electronically, there is no need for you to mail back your proxy card.

                 Your vote is important. Thank you for voting.